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                                                                   EXHIBIT 11.01

                                                        NASHUA CORPORATION
                                  COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


(In thousands, except per share data)

                                                                              Year Ended December 31,
                                                                    ------------------------------------------
                                                                       1993            1992              1991
                                                                     --------        --------          --------
Income (loss) from continuing operations before
  cumulative effect of accounting principle changes                 $(21,681)        $ 5,308            $   552

Cumulative effect on prior years of
  changes in accounting principles for
    Postretirement health care and
      other benefits                                                       -          (9,367)                 -
    Income taxes                                                           -            (764)                 -
                                                                    --------         -------            -------

Income (loss) from continuing operations                             (21,681)         (4,823)               552
                                                                    --------         -------            -------
Income from discontinued operations                                    2,512               -                  -
                                                                    --------         -------            -------
Net income (loss)                                                   $(19,169)        $(4,823)           $   552
                                                                    --------         -------            -------

Shares:

  Weighted average common shares
    outstanding during the period                                      6,312           6,298              6,287

  Common equivalent shares                                                31              27                 45
                                                                    --------         -------            -------

                                                                       6,343           6,325              6,332
                                                                    ========         =======            =======
Earnings per common share:

Income (loss) from continuing operations before
  cumulative effect of accounting principle changes                 $  (3.42)        $   .84            $   .09
    Cumulative effect on prior years of
      changes in accounting principles for
        Postretirement health care and
          other benefits(1)                                               -            (1.48)                 -
        Income taxes(1)                                                   -             (.12)                 -
                                                                    --------         -------            -------

Income (loss) from continuing operations                               (3.42)           (.76)               .09
Income from discontinued operations                                      .40               -                  -
                                                                    --------         -------            -------
Net income (loss)                                                   $  (3.02)        $  (.76)           $   .09
                                                                    ========         =======            =======

(1) Amounts are computed based on the average common and common equivalent shares outstanding in January 1992 of 6,318 (6,284 common shares and 34 common equivalent shares).
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